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LABORATORY CORPORATION OF AMERICA HOLDINGS

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Important Additional Information Concerning the 2012 Annual Meeting of Stockholders of Laboratory Corporation of America Holdings to be Held on May 1, 2012

Introduction

We are writing to ask for your support for our upcoming Advisory Vote to Approve Executive Compensation (“Say-on-Pay”). We recently received a report from the proxy advisory firm Institutional Shareholder Services (ISS) recommending that their clients vote against this proposal.  We strongly disagree with the ISS report for the reasons described below.

Our Philosophy and Approach to Executive Compensation is Unchanged From Last Year When ISS and Our Stockholders Supported Our Say-on-Pay Proposal

Our executive compensation program as described in our recent proxy statement continues to reflect our Board’s long standing commitment to reward our executives for achieving outstanding performance for our stockholders through a focus on increased revenue, earnings per share, and return on invested capital. With this in mind, please consider the following:

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In 2011, our Say-on-Pay proposal was approved by 98% of the votes cast by our stockholders;

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Last year ISS recommended a vote for approval of our Say-on-Pay proposal, finding “no significant issues of concern”;

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In the same 2012 report in which it recommended a vote against our Say-On-Pay proposal, ISS assigned LabCorp’s executive compensation program a “low” concern score in its corporate governance rankings;

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Our approach to long-term incentive compensation, which ISS supported in 2011, has not changed. The percentage allocations for restricted stock and stock options were unchanged, as was the weighting of the measurement criteria underlying our performance shares (70 percent Earnings Per Share and 30 percent Revenue);

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The only significant addition for future equity compensation was the implementation of clawback provisions on incentive compensation, which we – and ISS – view as a positive enhancement to the robust corporate governance aspects of our program; and

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Another proxy advisory firm, Glass Lewis, has recommended a vote for approval of our Say-on-Pay proposal this year (as they did last year).

ISS’ recommendation this year is inconsistent with its approach last year, the overwhelming stockholder approval of last year’s Say-On-Pay proposal, and with ISS’ current observations of our “generally positive financial returns and generally salutary compensation practices.”

The ISS Peer Group is Flawed

The primary basis for the ISS recommendation appears to be that our CEO compensation is not aligned with our total shareholder return, as measured against a “peer group” chosen by ISS in its sole discretion.  Unfortunately, the peer group used by ISS for these purposes was chosen based on factors not relevant to LabCorp.

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Although LabCorp has few direct business peers that are publicly traded and report compensation, our Compensation Committee, management and compensation consultant have devoted considerable time and effort to developing a peer group of high-performing companies relevant to our business and with whom we compete for executive talent.  As disclosed in our recent proxy statement, the peer group used for compensation decisions is based on companies that are of similar size in terms of market capitalization, revenue, profitability, cash flow, and number of employees.

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The ISS “2012 U.S. Proxy Voting Summary Guidelines” require ISS to select a peer group that is “closest to the subject company,” but the ISS-selected peer group is comprised of 18 companies, 7 of which are principally in the insurance (managed care or supplemental Medicare plan) business, 4 of which are principally in the hospital business, and 3 of which are principally in the medical distribution business. All of these businesses are vastly different from LabCorp’s in terms of the business conducted, strategy, operating margins, profitability and market capitalization. Only four of the “peers” selected by ISS overlap with the internal peer group approved by the Committee to inform 2011 pay decisions.

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Finally, it appears that as of the ISS report date a majority of the 18 ISS “peer” companies had yet to file a 2012 proxy statement. As a result the ISS report compares our 2011 executive compensation with 2010 compensation data of the ISS “peer” companies. By utilizing outdated pay comparisons, ISS fails to compare current pay to current performance.

We have analyzed the ISS methodology and believe that had ISS performed its analysis using the peer group described in our proxy, the result would have passed the ISS pay for performance test.

LABORATORY CORPORATION OF AMERICA HOLDINGS – 1

Conclusion

For these reasons, we respectfully but firmly disagree with the ISS recommendation on our Say-on-Pay vote and continue to believe that LabCorp provides an appropriately balanced executive compensation program that pays for performance and aligns the interests of our executive officers and stockholders. In considering your vote, we urge you to read the Compensation Discussion and Analysis beginning on page 21 of our recent proxy statement and to consider the supplemental information in this letter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL TWO, APPROVING EXECUTIVE COMPENSATION.

LABORATORY CORPORATION OF AMERICA HOLDINGS – 2